Exhibit 99.1

PRESS RELEASE

600 East Greenwich Ave.
West Warwick, Rhode Island 02893

For Immediate Release
Contact: Everett V. Pizzuti, CEO November 20, 2012
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Reports Record Sales and Orders,
Strong Earnings for the Fiscal Third Quarter;
Directors Declare Regular Cash Dividend

 WEST WARWICK, RI, November 20, 2012 -- Rhode Island-based electronics manufacturer Astro-Med, Inc. (NASDAQ:ALOT) reports Net Sales of $20,562,000 and Net Income of $1,308,000, equal to 18 cents per diluted share for the Third Quarter ended October 27, 2012. Unfavorable foreign exchange rates decreased this year’s Third Quarter Sales by approximately $204,000, or 1.0%.  For the corresponding period of the prior year, the Company reported Net Sales of $19,569,000 and Net Income of $800,000, equal to 11 cents per diluted share. The previous year’s Third Quarter Net Income includes a tax benefit of approximately $113,000, or 2 cents per diluted share, due to a favorable adjustment in the filing of the prior year’s tax returns.

 For the nine months ended October 27, 2012, Astro-Med reports Net Sales of $58,559,000 and Net Income of $3,131,000, equal to 42 cents per diluted share.  Unfavorable foreign exchange rates decreased this year’s nine-month sales by approximately $872,000, or 1.5% when compared to the previous year.  For the corresponding nine-month period last year, the Company reported Net Sales of $58,764,000 and Net Income of $2,277,000, equal to 31 cents per diluted share. The current year’s Net Income includes a tax benefit of $302,000, or 4 cents per diluted share, due to a favorable resolution of a previously uncertain tax position.  The prior year’s Net Income included income of $300,000, equal to 4 cents per diluted share, related to the disposition on an insurance policy, as well as a tax benefit of approximately $113,000, or 2 cents per diluted share, from a favorable adjustment in the filing of the prior year’s tax returns.

 On a Non-GAAP basis, Astro-Med has earned 38 cents per diluted share during the current nine-month period of Fiscal Year 2013, compared with earnings of 25 cents per diluted share during the same period of the prior year.

CEO Commentary

Commenting on the results, Everett V. Pizzuti, Astro-Med Inc. President and Chief Executive Officer, said: “We are very pleased with the Company’s financial results for the Fiscal Third Quarter.  Astro-Med achieved a new record in the volume of new customer orders with Bookings reaching $21,253,000 for the Quarter.  This level of new business reflects a 17.2% increase in Orders Received over the previous year’s Orders Received after excluding the divested North Carolina label business.  Sales Revenue during the Quarter reached record levels with billings at $20,562,000, reflecting a growth rate of 10.4% over the Prior Year’s Third Quarter Sales, after excluding the divested NC label business.  We experienced growth in both our Domestic and International channels with domestic sales at $14,642,000, increasing by 10.5% over last year after excluding the divested NC label business; while international shipments of $5,920,000 increased 8.8% over the previous year.  We also made good progress improving the profitability of the Company’s operations with Gross Profit Margins at 43.0% for the Quarter and our Operating Margins at 10.2%.  We anticipate this trend to continue.

"Our Balance Sheet remains solid with cash and marketable securities at $22,963,000, an efficient working capital position with Accounts Receivable at 46 Days Sales Outstanding and Inventory levels at 111 Days On Hand; we are debt free and our Book Value per share has risen to $7.74.

"Notwithstanding the uncertainty in today’s domestic and international markets, we are cautiously optimistic with Astro-Med’s prospects for the 4th Quarter and FY 2013 as a whole.  We will continue to drive sales growth and improved profitability from a combination of strategic initiatives, product innovations, selective acquisitions and productivity improvements."

Astro-Med, Inc. Directors Declare Regular Cash Dividend

On November 19, 2012, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.07 per share, payable on December 27, 2012 to shareholders of record as of December 7, 2012.

Third Quarter Conference Call to be held Wednesday, November 21, 2012

The Astro-Med, Inc. Third Quarter conference call will be held on Wednesday, November 21, 2012, at 11:00 AM EST.  It will be broadcast in real time on the Internet and will be available through the Investing Section of our website. We invite you to log on and listen in or participate in real time by dialing 1-877-941-0844 with passcode 4568960.

The Astro-Med, Inc. webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Following the live broadcast, a webcast of the recorded call will be available for ten days at www.Astro-MedInc.com. A telephone replay of the conference call will also be available for seven days by dialing 800-406-7325 with passcode 4568960.

Astro-Med, Inc.

Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net Sales	$20,562	$19,569	$58,559	$58,764
Gross Profit	8,838	8,014	24,508	23,416
	43.0%	41.0%	41.9%	39.8%
Operating Expenses:
Marketing & Selling Research & Development	4,431 1,126	4,555 1,262	12,973 3,538	13,647 3,917
General & Administrative	1,188	1,009	3,339	2,884
	6,745	6,826	19,850	20,448

Operating Income	2,093	1,188	4,658	2,968
	10.2%	6.1%	8.0%	5.1%

Other (Expense)/Income Net	47	(69)	(56)	379

Income Before Taxes	2,140	1,119	4,602	3,347

Income Tax Provision (Benefit)	832	319	1,471	1,070

Net Income	$1,308	$800	$3,131	$2,277

Net Income Per Share - Basic	$0.18	$0.11	$0.42	$0.31
Net Income Per Share - Diluted	$0.18	$0.11	$0.42	$0.31

Weighted Average Number of Common Shares - Basic	7,379	7,340	7,414	7,300
Weighted Average Number of Common Shares - Diluted	7,462	7,421	7,487	7,423

Dividends Declared Per Common Share	$0.07	$0.07	$0.21	$0.21

Reconciliation of Non-GAAP Adjustments
(Unaudited)
	Three-Months Ended		Nine-Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
GAAP based results: Net Income Per Share - Diluted	$0.18	$0.11	$0.42	$0.31
Non-GAAP adjustments:
Favorable adjustment in the filing of prior year tax returns		(0.02)		(0.02)
Disposition of an insurance policy	-	-		(0.04)
Favorable resolution of a previously uncertain tax position	-	-	$(0.04)	-
Non-GAAP Net Income Per Share - Diluted	$0.18	$0.09	$0.38	$0.25

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of October 27, 2012	As of January 31, 2012
Cash & Marketable Securities	$22,963	$23,040
Current Assets	$52,949	$52,478
Total Assets	$66,937	$67,062
Current Liabilities	$7,530	$8,272
Shareholders’ Equity	$56,757	$55,663

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement data acquisition systems. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, labeling and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2012 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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